Exhibit 99.1

For Immediate Release	August 11, 2004

Crown Crafts, Inc. Reports First Quarter 2005 Results

Gonzales, Louisiana — Crown Crafts, Inc. (the “Company”) (OTCBB: CRWS) today reported net sales for the first quarter of fiscal year 2005, which ended June 27, 2004, of $16.9 million compared to $18.5 million for the first quarter of fiscal year 2004. Net loss for the quarter was $102,000, or $0.01 per diluted share, compared to a net loss of $114,000, or $0.01 per diluted share, for the first quarter of fiscal year 2004.

The Company attributes the decline in sales to the direct to retail shift in the Company’s Classic Pooh license and a decrease in bib, bath and bedding sales resulting from reduced buying by customers anticipating new programs.

“Historically, the first quarter is our weakest and this year is no exception,” commented E. Randall Chestnut, Chairman, President and Chief Executive Officer of the Company. “We are pleased that we were able to maintain a relatively flat net loss as compared to last year despite an 8.4% decrease in sales and a shift in our product mix that contributed to a decline in our gross margin.” Mr. Chestnut continued.

The Company will host a teleconference today at 1:00 p.m. Central Daylight Time to discuss the Company’s results and answer appropriate questions from stockholders. Interested investors may join the teleconference by dialing (888) 428-4480. Please refer to confirmation number 741059. The teleconference can also be accessed in listen-only mode by visiting the Company’s website at www.crowncrafts.com. The financial information to be discussed during the teleconference may be found prior to the call on the investor relations portion of the Company’s website.

A telephone replay of the teleconference will be available from 4:30 p.m. Central Daylight Time on August 11, 2004 through 11:59 p.m. Central Daylight Time on August 18, 2004. To access the replay, dial (800) 475-6701 in the United States or (320) 365-3844 from international locations. The access code for the replay is 741059.

Crown Crafts, Inc. designs, markets and distributes infant and juvenile consumer products, including bedding, blankets, bibs, bath and accessories and luxury hand-woven home decor. Its subsidiaries include Hamco, Inc. in Louisiana, Crown Crafts Infant Products, Inc. in California and Churchill Weavers, Inc. in Kentucky. Crown Crafts is America’s largest producer of infant bedding, bibs and bath items. The Company’s products include licensed and branded collections as well as exclusive private label programs for certain of its customers.

Statements contained in this release that are not statements of historical fact are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “intend,” “will” and similar expressions are examples of words that identify forward-looking statements. Forward-looking statements involve unknown risks and uncertainties that may cause future results to differ materially from those suggested by the forward-looking statements. These risks include, among others, general economic conditions, changing competition, the level and pricing of future orders from the Company’s customers, the Company’s dependence on third-party suppliers, including some located in foreign countries with unstable political situations, the Company’s ability to successfully implement new information technologies and the Company’s dependence on licenses from third parties.

CONSOLIDATED STATEMENTS OF OPERATIONS
SELECTED FINANCIAL DATA
In thousands, except per share data

	Three Months Ended
	June 27, 2004	June 29, 2003
Net sales	$16, 908	$18,465
Gross profit	3,474	4,161
Gross margin	20.5%	22.5%
Income from operations	852	1,000
Net (loss)	(102)	(114)
Basic (loss) per share	(0.01)	(0.01)
Diluted (loss) per share	(0.01)	(0.01)
Weighted Average Shares Outstanding:
Basic	9,505	9,427
Diluted	9,505	9,427

CONSOLIDATED BALANCE SHEETS
SELECTED FINANCIAL DATA
In thousands

	June 27, 2004	March 28, 2004
Accounts receivable, net of allowances	$9,715	$17,221
Inventories, net of reserves	19,199	14,394
Total current assets	32,579	33,338
Goodwill	22,974	22,974
Total assets	57,543	58,387
Current maturities of long-term debt	3,016	3,016
Total current liabilities	12,597	11,503
Long-term debt	26,611	28,447
Total non-current liabilities	26,611	28,447
Stockholders’ equity	18,335	18,437
Total liabilities and stockholders’ equity	57,543	58,387

Contact:	Investor Relations Department
(225) 647-9146
or
Halliburton Investor Relations
(972) 458-8000